UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2018

BIO-KEY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13463	41-1741861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3349 Highway 138, Building A, Suite E

Wall, NJ 07719

(Address of principal executive offices) (Zip Code)

(732) 359-1100

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01     Entry Into a Material Definitive Agreement.

On August 22, 2018, BIO-key International, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Maxim Group LLC (the “Underwriter”) with respect to the issuance and sale of an aggregate of 1,200,000 units (“Units”) with each unit consisting of one share of common stock, $0.0001 par value per share (“Common Stock”) and a warrant (the “Warrants”) to purchase 0.75 shares of Common Stock at an exercise price of $1.50 per share, in an underwritten public offering (the “Offering”) pursuant to the Underwriting Agreement. Each Unit was sold for a price of $1.50. The Warrants have a term of five years and are immediately exercisable.

Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 45-day option to purchase up to an additional 180,000 shares of Common Stock and/or 135,000 Warrants to cover over-allotments, if any (the “Over-Allotment”). On August 22, 2018, the Underwriter exercised its Over-Allotment option in full on both the Common Stock and the Warrants.

Pursuant to the Underwriting Agreement, the Company paid the Underwriter a cash fee equal to 7% of the aggregate gross proceeds sold in the Offering and also agreed to reimburse the Underwriter for reasonable out-of-pocket expenses related to the Offering, including the reasonable fees and expenses of counsel to the Underwriters, in the aggregate maximum amount of up to $55,000.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. The representations, warranties and agreements made by the parties in the Underwriting Agreement were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties, and should not be deemed to be a representation, warranty or agreement to or in favor of any party. In addition, the assertions embodied in any representations, warranties and agreements contained in the Underwriting Agreement may be subject to qualifications with respect to knowledge and materiality different from those applicable to security holders generally. Moreover, such representations, warranties and agreements should not be relied on as accurately representing the current state of the Company’s affairs at any time.

The Offering was made pursuant to an effective shelf registration statement on Form S-3, which was filed with the SEC on June 28, 2018 and subsequently declared effective on July 6, 2018 (File No. 333-225934), and the base prospectus dated as of July 6, 2018 contained therein. The Company filed a final prospectus supplement with the SEC on August 23, 2018 in connection with the sale of the Units.

The Offering and the Over-Allotment option closed on August 24, 2018. The net proceeds of the Offering including the full exercise of the Over-Allotment were approximately $1.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses.

The foregoing summaries of the terms of the Underwriting Agreement and the Warrants are subject to, and qualified in their entirety by such documents attached herewith as Exhibits 1.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits

1.1	Underwriting Agreement dated August 22, 2018, by and between the Company and Maxim Group LLC

4.1	Form of Warrant included in the Units

5.1	Opinion of Fox Rothschild LLP

23.1	Consent of Opinion of Fox Rothschild LLP (included as part of Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-Key International, Inc.

Date: August 27, 2018	By:	/s/ Cecilia Welch
Cecilia Welch
Chief Financial Officer